UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2007
MOLECULAR INSIGHT PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-33284	04-0562086
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
160 Second Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices, Including Zip Code)
(617) 492- 5554
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.
On May 16, 2007, Molecular Insight Pharmaceuticals, Inc. entered into a Contract of Purchase and Sale with NeoRx Manufacturing Group, Inc., an unaffiliated third party, or the Seller, for the purchase of certain real property and personal property located at 3100 Jim Cristal Road, Denton, Texas, or the Property. NeoRx Manufacturing Group, Inc. is a wholly owned subsidiary of Poniard Pharmaceuticals, Inc.
Pursuant to the terms of the Agreement, the total purchase price of the Property is $3,000,000. The closing is subject to a 45-day feasibility review period during which we will conduct a due diligence inspection of the Property and other customary closing conditions. We anticipate closing to occur in or about early or mid July 2007 if we are satisfied with the result of our due diligence inspection and other closing conditions are met.
The above descriptions of the Agreement are qualified in their entirety by the terms of the agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.
Item 7.01  Regulation FD Disclosure.
On May 17, 2007, we issued a press release announcing entry into the agreement with NeoRx Manufacturing Group, Inc. A copy of the press release, which is hereby incorporated into this filing in its entirety, is attached as Exhibit No. 99.1 to this Current Report on Form 8-K.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities thereunder.
Item 9.01.  Financial Statements and Exhibits.
     (d)     Exhibits. The following exhibit is furnished pursuant to Items 1.01 and 7.01:

10.1	Contract of Purchase and Sale by and between Molecular Insight Pharmaceuticals, Inc. and NeoRx Manufacturing Group, Inc., dated May 16, 2007.

99.1	Press Release of Molecular Insight Pharmaceuticals, Inc., issued May 17, 2007.

SIGNATURES
        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 17th day of May, 2007.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

By:	/s/ John E. McCray
Name: John E. McCray Title: Chief Operating Officer

Exhibit Index to Current Report on Form 8-K
Dated May 17, 2007

Exhibit Number	Description
10.1	Contract of Purchase and Sale by and between Molecular Insight Pharmaceuticals, Inc. and NeoRx Manufacturing Group, Inc., dated May 16, 2007.

99.1	Press Release of Molecular Insight Pharmaceuticals Inc., issued May 17, 2007.